QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.5

ANCHOR GLASS CONTAINER CORPORATION
(a Delaware Corporation)

CERTIFICATE OF AMENDMENT OF AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION

        Anchor Glass Container Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

          A.    This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

          B.    Section A of the FOURTH ARTICLE of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

  "A. The Corporation shall have the authority to issue Eighty Million (80,000,000) shares of capital stock consisting of the following: (a) Sixty Million (60,000,000) shares of common stock, par value ten cents ($.10) per share ("Common Stock"), and (b) Twenty Million (20,000,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock"). To the extent required by Section 1123(a) of the Bankruptcy Code, no non-voting equity securities shall be issued by the Corporation."

          C.    The FOURTH ARTICLE of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following Section C to read in its entirety as follows:

  "C. At the effective time of this amendment and without further action on the part of the Corporation or the holders of its stock, each two (2) shares of Common Stock of the Corporation outstanding or held in treasury immediately prior thereto shall be changed and converted into three (3) fully paid and non assessable shares of Common Stock of the Corporation, and at such time each holder of record of Common Stock shall, without further action, be and become the holder of three (3) shares of Common Stock for each two (2) shares of Common Stock held of record immediately prior thereto. No fractional shares shall be issued as a result of such stock split and, in lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors of the Corporation."

[Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of the 23rd day of September, 2003.

ANCHOR GLASS CONTAINER CORPORATION
By:	/s/ RICHARD A. KABAKER
	Name:	Richard A. Kabaker
	Title:	Vice President, General Counsel & Secretary

QuickLinks

  Exhibit 3.5
ANCHOR GLASS CONTAINER CORPORATION (a Delaware Corporation)
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION